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                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT, dated as of March 4, 2005 (the "Effective Date") by and between Ladenburg Thalmann Financial Services Inc. (the "Company"), and Mark D. Klein ("Executive").

            IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

            1. Employment. The Company hereby agrees to employ Executive as the President and Chief Executive Officer of the Company, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

            2. Term. The period of employment of Executive by the Company under this Agreement (the "Employment Period") shall commence on April 1, 2005 (the "Commencement Date") and shall continue through the second (2nd) anniversary thereof; provided, that, on the second anniversary of the Commencement Date and on each anniversary thereafter, the Employment Period shall automatically be extended for one (1) additional year unless either party gives written notice to the other party not to extend this Agreement at least ninety (90) days prior to the end of the Employment Period. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

            3. Position and Duties. During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company, and shall report solely and directly to the Board of Directors of the Company (the "Board"). Executive shall have those powers and duties normally associated with the position of President and Chief Executive Officer of entities comparable to the Company and such other powers and duties as may be prescribed by the Board; provided, that, such other powers and duties are consistent with Executive's position as President and Chief Executive Officer. Executive shall devote his full business time to satisfactorily perform his duties and responsibilities for the Company hereunder. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder, to (i) manage Executive's personal, financial and legal affairs, and (ii) to serve on civic or charitable boards or committees (it being expressly understood and agreed that Executive's continuing to serve on any such board and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Commencement Date, (all of which are listed on Schedule A hereto), shall be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement). During the Employment Period, the Company will use its best efforts to cause Executive to be nominated to serve as a director of the Company, and Executive agrees to serve as a director of the Company, without additional compensation. During the Employment Period, Executive also shall serve as Chairman and Chief Executive Officer of the Company's subsidiary, Ladenburg Thalmann & Co. Inc. ("Ladenburg").

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            4.    Place of Performance. The principal place of employment of
Executive shall be at the Company's principal executive offices in Manhattan, New York.

            5.    Compensation and Related Matters.

            (a) Base Salary and Bonus. During the Employment Period, the Company shall pay Executive a base salary at the rate of not less than $500,000 per year ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. The Compensation Committee of the Board (the "Committee") shall review Executive's Base Salary for increase (but not decrease) no less frequently than annually and consistent with the compensation practices and guidelines of the Company. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

            (b) Bonus. In addition to Base Salary, Executive shall be eligible to be paid an annual bonus of $500,000 per year (the "Bonus"), based upon the achievement of performance goals which have been agreed to by the parties. For the first year of the Term (the twelve months following the Commencement Date), the performance goals shall be: preparation of a business plan and operating budget; review and evaluation of current personnel and development of management incentive program; origination of at least $1 million of gross revenue from any source (including existing sources if generated by new hires or if in excess of amount generated from that source in previous year, by any employees) (for the avoidance of doubt, there shall be no offset against this amount if revenue from existing sources is lost). For the second year of the Term (which shall for bonus purposes be coterminous with the first full fiscal year that begins and ends during the Term), and each full fiscal year thereafter (if any), performance goals shall be set by Executive and reasonably agreed to by the Committee. In addition, Executive shall be eligible for such additional bonuses as may be determined by the Board.

            (c) Expenses. The Company shall promptly reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in performing his duties hereunder upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

            (d) Vacation. Executive shall be entitled five (5) weeks vacation annually. Unused vacation may be carried forward from year to year. In addition to vacation, Executive shall be entitled to the number of sick days and personal days per year that other senior executive officers of the Company are entitled under the Company's policies.

            (e) Services Furnished. During the Employment Period, the Company shall furnish Executive, with office space, secretarial assistance and such other similar facilities and services on a basis that is reasonably determined by Executive.

            (f) Director and Officer Liability Insurance. During the Employment Period, the Company shall use its commercially reasonable efforts to obtain and maintain adequate

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officer and director liability insurance in such amounts as the Board shall so determine (which in no event shall be less than $5,000,000) (provided the Company shall not be required to expend on an annual basis more than 125% of the amount expended in 2004 for such coverage). Executive shall be covered at all times by such policy in all of his capacities with the Company. In addition, for a period of six (6) years after the Date of Termination, the Company shall use its commercially reasonable efforts to maintain in effect one or more policies of directors' and officers' liability insurance with respect to any claim, action, suit, proceeding or investigation arising from facts or events which occurred during the Executive's employment with the Company and such policy or policies shall be with a carrier or carriers reasonably satisfactory to the parties intended to be benefited thereby and with limits, exclusions, deductibles, and other characteristics no less favorable than those in place on the date Executive ceased being an employee of the Company (provided the Company shall not be required to expend on an annual basis more than 125% of the amount expended in 2004 for such coverage). Any and all such policies shall be issued by leading insurance carriers and shall otherwise be in form and substance reasonably satisfactory to those persons who are officers and directors of the Company as of the date hereof. The provisions of this clause (f) shall survive termination of this Agreement and/or any termination of Executive's employment with the Company.

            (g) Welfare, Pension and Employee Benefit Plans. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. The Company shall at all times provide to Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers) the same type and levels of participation and benefits as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Commencement Date. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives. During the Employment Period, the Company shall maintain a term life insurance policy for the benefit of Executive which provides for a death benefit of at least $2,000,000 and a long-term disability insurance plan which provides Executive with disability benefits equal to at least 60% of his average annual compensation until Executive is at least age 65. Executive represents that he is no worse than a "standard risk" for an insured party.

            (h)   Stock Options.

                  (i) Grant of Stock Option. On the date of this Agreement, the Company hereby grants to Executive a stock option to purchase 5,000,000 shares of Company common stock (the "Option") at an exercise price per share equal to $.465 pursuant to the terms of the option agreement executed simultaneously herewith ("Option Agreement"). The Option shall be granted pursuant to the terms of the Company's 1999 Equity Plan or other comparable plan.

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                  (ii)  Vesting. Subject to the terms of the Option Agreement, the Option shall vest as to 10% of the shares subject thereto on the date of grant and as to an additional 22.5% on each of the 1st, 2nd, 3rd and 4th anniversaries of the date of grant.

                  (iii) Adjustment. The Option shall be subject to adjustment for stock splits, stock dividends and similar transactions to preserve the economic intent of such grant.

                  (iv) Term of Option. Subject to the terms of the Option Agreement, the Option shall remain exercisable for 10 years from the date of grant.

                  (v) Treatment of Option upon Termination of Employment. In the event that Executive's employment is terminated by reason of his death, Disability (as defined below), by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below), all unvested Options that would have vested had Executive remained employed for the remainder of the then current Employment Period shall immediately vest and all outstanding Options shall remain exercisable for a period of one (1) year following Executive's termination of employment, but not beyond their term.

                  (vi) Treatment of Option upon Change in Control. In the event of a Change in Control (as defined herein), Executive's Options shall immediately vest and become exercisable and remain exercisable for the remainder of the term of the Options.

                  (vii) Securities Exchange Commission (the "SEC") Registration. The Company agrees to file an appropriate registration statement with the SEC covering the common stock issuable upon exercise of the Option and the re-sale of the shares subject to such Option.

            (i) Sale of Shares. As further inducement for Executive to enter into this Agreement, the Company has authorized the sale to Executive of 2,222,222 shares of its common stock at $.45 per share (for an aggregate purchase price of $1 million) pursuant to the terms of a subscription agreement executed simultaneously herewith ("Subscription Agreement"). Pursuant to the terms of the Subscription Agreement, the closing of the purchase of the shares shall occur simultaneously with the Company's previously announced debt conversion and private placement.

            (j) Legal Expenses. The Company will pay Executive for all reasonable legal fees and expenses in connection with the preparation of this Agreement and any agreements related thereto.

            6. Termination. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

                  (a) Death. Executive's employment hereunder shall terminate upon his death.

                  (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his normal duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after

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written Notice of Termination is given after such six (6) month period,
Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

                  (c) Cause. The Company shall have the right to terminate Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon Executive's: (i) conviction of a felony, (ii) alcoholism or drug addiction which materially impairs his ability to perform his duties hereunder,
(iii) continued, intentional and willful failure to substantially and materially perform his material duties hereunder (other than absences due to illness or vacation) after the Board provides Executive a written notice specifically identifying the manner in which Executive has failed to materially perform his duties and Executive has not cured such failure within 30 days of such notice, or (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to the Company or any of its subsidiaries or Affiliates.

For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered "willful" unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any entity in control of, controlled by or under common control with the Company ("Affiliates") thereof. Cause shall not exist under clause (iii) unless and until the Board determines that Executive was guilty of the conduct set forth in clause (iii). This Section 6(c) shall not prevent Executive from challenging in any arbitration or court of competent jurisdiction the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

                  (d) Good Reason. Executive may terminate his employment for "Good Reason" any time after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events:

                        (i) (A) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material adverse respect with Executive's position(s), duties, responsibilities or status with the Company (or Ladenburg) immediately prior to such change (including any diminution of such duties or responsibilities) or (B) a material adverse change in Executive's titles or offices with the (including, membership on the Board) with the Company (or Ladenburg);

                        (ii) a reduction in Executive's Base Salary or Bonus;

                        (iii) the relocation of the Company's principal executive offices or Executive's own office location to a location outside of Manhattan, New York;

                        (iv) the Company's or any Affiliate's failure to provide in all material respects the indemnification set forth in the Indemnification Agreement entered into by the Company and Executive on the date of this Agreement;

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                        (v) a Change in Control of the Company, provided, that
      Executive must provide Notice of Termination within 90 days of such Change of Control;

                        (vi) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 12(a); or

                        (vii) any other breach of a material provision of this Agreement by the Company or any Affiliate after written notice from Executive specifically identifying the breach and the Company has not cured such breach within 30 days of such notice.

Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

                  (e) Without Cause. The Company shall have the right to terminate Executive's employment hereunder without Cause by providing Executive with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

                  (f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

For purposes of this Agreement, a "Change in Control" of the Company means the occurrence of one of the following events: (i) consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock of the Company or any other similar corporate event (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries); or (ii) Board approval of a complete dissolution or liquidation of the Company; or (iii) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than Dr. Phillip Frost, any member of his immediate family, and any "person" or "group" (as used in Section 13(d)(3) of the Exchange
Act) that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership, corporation or other entity controlled by any of the foregoing, is or becomes, after the Commencement Date, a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board.

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            7.    Termination Procedure.

                  (a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth (other than termination pursuant to Sections 6(e) or 6(f)) in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                  (b) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death,
(ii) if Executive's employment is terminated pursuant to Section 6(b), thirty
(30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

            8. Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

                  (a) Termination By Company without Cause, By Executive for Good Reason or Expiration of the Term. If Executive's employment is terminated by the Company without Cause, by Executive for Good Reason or if the Company provides Executive the notice contemplated in Section 2 hereof not to extend the Employment Period:

                        (i) within five (5) days following such termination, the Company shall pay to Executive in a lump-sum: (A) (1) if such termination occurs on or after the second anniversary of the Commencement Date, an amount equal to $750,000 (or if greater, 150% of Executive's then current Base Salary (not taking into account any reductions in such Base Salary which have not been agreed to in writing by Executive)) or (2) if such termination occurs prior to the second anniversary of the Commencement Date, the greater of (a) or (b), where (a) is equal to $750,000 (or if greater, 150% of Executive's then current Base Salary (not taking into account any reductions in such Base Salary which have not been agreed to in writing by Executive)) and (b) is equal to the remaining Base Salary and Bonus (assuming that Executive would have attained all of the performance targets applicable to such Bonus) that would have been paid to Executive for the remainder of the then current Employment Period if his employment had not been terminated and (B) his earned, but yet unpaid Base Salary, Bonus and accrued vacation pay through the Date of Termination; and

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                        (ii) the Company shall maintain in full force and
      effect, for the continued benefit of Executive, his spouse and his dependents for a period of two (2) years following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"), provided, that, such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis); and

                        (iii) the Company shall reimburse Executive pursuant to
      Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                        (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

                        (v) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                  (b) Cause or By Executive without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

                        (i) the Company shall pay Executive his earned, but yet unpaid Base Salary, Bonus and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

                        (ii) the Company shall reimburse Executive pursuant to
      Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                        (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                        (c) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"),

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Executive shall continue to receive his full Base Salary and Bonus set forth in
Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

                        (i) the Company shall (A) pay to Executive his earned, but yet unpaid Base Salary, Bonus and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination and (B) provide Continued Benefits for a period of two (2) years following the Date of Termination; and

                        (ii) the Company shall reimburse Executive pursuant to
      Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                        (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                  (d) Death. If Executive's employment is terminated by his death:

                        (i) the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's earned, but yet unpaid Base Salary, Bonus and accrued vacation pay through the Date of Termination; and

                        (ii) the Company shall provide Executive's spouse and dependents with Continued Benefits for two (2) years; and

                        (iii) the Company shall reimburse Executive's beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                        (iv) Executive's beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                  (e) Additional Payments. (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuates a Change in Control (or other change in ownership) to or for the benefit of Executive (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the

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sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income.

                  (ii) Subject to the provisions of Section 8(e)(i), all determinations required to be made under this Section 8(e), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is selected by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company or Executive (collectively, the "Determination"). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 8(e) with respect to any Payments made to Executive shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return should not result in the imposition of a negligence or similar penalty.

                  (iii) As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

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            9.    Mitigation. Executive shall not be required to mitigate
amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

            10.   Restrictive Covenants.

                  (a) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

                  (b) Non-Solicitation. (i) Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by Executive hereunder, that after his termination of employment in which he is entitled to the benefits set forth in Section 8 hereof and through the one (1) year anniversary thereof (the "Restricted Period"), Executive shall not directly or indirectly induce any employee of the Company to terminate such employment or to become employed by any other company.

                        (ii) Executive agrees that during the Restricted Period, Executive shall not interfere with or endeavor to entice any of the Company's customers and/or clients to cease conducting business with the Company; provided, that, this clause (b)(ii) shall not apply with respect to any customer and/or client of the Company with whom Executive had or has a business relationship immediately prior to the Commencement Date.

                  (c) Remedies. Executive hereby expressly acknowledges that any breach or threatened breach by Executive of any of the terms set forth in
Section 10 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction.

            11. Arbitration. Except as provided for in Section 10 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and

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

binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The losing party shall pay all expenses relating to such arbitration, including, but not limited to, the winning party's legal fees and expenses.

            12.   Successors; Binding Agreement.

            (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            (b) Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

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

            13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:

                  Mark D. Klein
                  3 Olmsted Road
                  Scarsdale, New York 10583

                  with a copy to:

                  Akin Gump Strauss Hauer & Feld LLP
                  1333 New Hampshire Avenue, N.W.
                  Washington, D.C. 20036
                  Attention:  Bruce S. Mendelsohn

                  If to the Company:

                  Ladenburg Thalmann Financial Services, Inc.
                  590 Madison Avenue
                  New York, NY  10022
                  Attention:  General Counsel

                  with a copy to:

                  Graubard Miller
                  405 Lexington Avenue
                  New York, NY 10174
                  Attention:  David Alan Miller

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            14. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

            15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            17. Entire Agreement. Except as other provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Except as other provided herein, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

            18. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

            19. Noncontravention. The Company and Executive each represent to the other that the Company and Executive, as the case may be, are not prevented from entering into, or performing, this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which the Company or Executive, as the case may be, is a party.

            20. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

                           - SIGNATURE PAGE FOLLOWS -

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

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                    LADENBURG THALMANN FINANCIAL
                                    SERVICES INC.

                                    By: /s/ Salvatore Giardina
                                        ----------------------
                                          Salvatore Giardina, Vice President and
                                          CFO

                                    /s/ Mark D. Klein
                                    -----------------
                                    Mark D. Klein

                                       15